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EXHIBIT 3.1 1992 Amended Articles of Incorporation of Steris Corporation (as
further amended on May 14, 1996, November 6, 1996, and August 6, 1998)

              FIRST.   The name of the Corporation is Steris Corporation.

              SECOND. The place in the State of Ohio where the principal office of the Corporation is located in the City of Mentor, in Lake County.

              THIRD.   The purpose or purposes for which the Corporation is
formed are to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.

              FOURTH. The authorized number of shares of the Corporation is 303 million, of which 300 million shall be Common Shares, without par value (the "Common Shares"), and 3 million shall be Serial Preferred Shares, without par value (the "Serial Preferred Shares").

                  EXPRESS TERMS OF THE SERIAL PREFERRED SHARES

SECTION 1. Series.
           ------

              The Serial Preferred Shares may be issued from time to time in series. All Serial Preferred Shares shall be of equal rank and the express terms thereof shall be identical, except in respect of the terms that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except that in the case of series on which dividends are cumulative the dates from which dividends are cumulative may vary to reflect differences in the dates of issue. Subject to the provisions of Sections 2 through 7, inclusive, of these Express Terms of Serial Preferred Shares, which shall apply to all Serial Preferred Shares, the Board of Directors is hereby authorized to cause Serial Preferred Shares to be issued in one or more series and with respect to each such series to fix:

          (a) The designation of the series, which may be by distinguishing number, letter or title.

          (b) The authorized number of shares of the series, which number the Board of Directors may, except to the extent otherwise provided in the creation of the series, from time to time, increase or decrease, but not below the number of shares thereof then outstanding.

          (c) The dividend rate or rates (which may be fixed or adjustable) of the shares of the series.

          (d) The dates on which dividends, if declared, shall be payable, and in the case of series on which dividends are cumulative, the dates from which dividends shall be cumulative.
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          (e) The redemption rights and price or prices, if any, for shares of the series.

          (f) The amount, terms, conditions and manner of operation of any retirement or sinking fund to be provided for the purchase or redemption of shares of the series.

          (g) The amounts payable on shares of the series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation.

          (h) Whether the shares of the series shall be convertible into Common Shares or shares of any other series or class, and, if so, the specification of such other class or series, the conversion price or prices or rate or rates, any adjustment thereof, and all other terms and conditions upon which such conversion may be made.

          (i) The restrictions, if any, upon the issue of any additional shares of the same series or of any other class or series.

          The Board of Directors is authorized to adopt from time to time amendments to these articles of incorporation fixing, with respect to each series, the matters described in Clauses (a) through (i), inclusive, of this
Section 1.

SECTION 2. Dividends.
           ---------

          (a) The holders of Serial Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Shares, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of these Express Terms of Serial Preferred Shares and no more, payable on the dividend payment dates fixed for such series. Such dividends shall be cumulative, in the case of shares of a series on which dividends are cumulative, from and after the date or dates fixed with respect to such series. No dividend shall be paid upon or declared and set apart for any series of the Serial Preferred Shares for any current dividend period unless:

           (i) as to each series of Serial Preferred Shares entitled to cumulative dividends, and any other class of shares entitled to cumulative dividends, or series thereof, dividends for all past dividend periods shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

           (ii) as to all series of Serial Preferred Shares, and any other class of shares, or series thereof, ranking on a parity with the Serial Preferred Shares, dividends for the current dividend period shall have been paid or be or have been declared and a sum sufficient for the payment thereof set apart ratably in accordance with the amounts which would be payable as dividends on those shares for the current dividend period if all dividends for the current period were declared and paid in full.
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No dividend in respect of past dividend periods shall be paid upon or declared and set apart for payment for any series of the Serial Preferred Shares entitled to cumulative dividends unless there shall be or have been declared and set apart for payment on all outstanding series of Serial Preferred Shares entitled to cumulative dividends, and any other class of shares entitled to cumulative dividends, or series thereof, ranking on a parity with the Serial Preferred Shares, dividends for past dividend periods ratably in accordance with the amounts which would be payable on those shares entitled to cumulative dividends if all dividends due for all past dividend periods were declared and paid in full.

           (b) So long as any Serial Preferred Shares shall be outstanding, no dividend, except a dividend payable in Common Shares or other shares ranking junior to the Serial Preferred Shares, shall be paid or declared or any distribution be made, except as aforesaid, on the Common Shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Shares, be purchased, retired or otherwise acquired by the Corporation or any sinking fund payment with respect to any other shares of the Corporation be made (except out of the proceeds of the sale of Common Shares or any other shares ranking junior to the Serial Preferred Shares received by the Corporation on or subsequent to the date on which Serial Preferred Shares are first issued) unless, in each case:

           (i) all dividends as to all series of Serial Preferred Shares entitled to cumulative dividends for past dividend periods shall have been declared and paid or a sum sufficient for payment thereof set apart;

           (ii) all dividends as to all series of Serial Preferred Shares for the current dividend period shall have been declared and paid or a sum sufficient for payment thereof set apart; and

           (iii) there shall be no default with respect to the redemption of Serial Preferred Shares of any series from, and no default with respect to any required payment into, any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of these Express Terms of Serial Preferred Shares.

SECTION 3. Redemption.
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           (a)   Subject to the express terms of each series of Serial
Preferred Shares, the Corporation may from time to time redeem all or any part of the Serial Preferred Shares of any series at the time outstanding which is redeemable (i) at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of
Section 1 of these Express Terms of Serial Preferred Shares, or (ii) in fulfillment of the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of Section 1 of these Express Terms of Serial Preferred Shares, together in each case with (1) all then unpaid dividends upon such shares payable on all dividend payment dates for such series occurring on or prior to the redemption date, plus (2) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based upon the number of elapsed days, for the period from the day following the most recent such dividend payment date through the redemption date.
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           (b) Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Serial Preferred Shares to be redeemed at their respective addresses then appearing on the books of the Corporation, not less than 30 days nor more than 60 days prior to the date fixed for such redemption. At any time after notice has been given as above provided and before the date of redemption specified in such notice, the Corporation may deposit the aggregate redemption price of the Serial Preferred Shares to be redeemed, together with an amount equal to the aggregate amount of the dividends payable upon such redemption, with any bank or trust company in Cleveland, Ohio or New York, New York having capital, surplus and undivided profits aggregating at least of more than $50,000,000, named in such notice, and direct that such deposited amount be paid to the respective holders of the Serial Preferred Shares so to be redeemed upon surrender of the stock certificate or certificates held by such holders. After the mailing of such notice and the making of such deposit of money such holders shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares, except only the right to receive such money from such bank or trust company without interest or to exercise, before the redemption date, any unexpired privileges of conversion.

           (c) In the event less than all of the outstanding shares of any series of Serial Preferred Shares are to be redeemed, the Corporation shall select pro rata or by lot the shares so to be redeemed in such manner as shall be prescribed by the Board of Directors.

           (d) If the holders of Serial Preferred Shares which shall have been called for redemption shall not, within six years after such deposit, claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank and the Corporation shall be relieved of all responsibility in respect thereof and to such holders.

           (e) Any Serial Preferred Shares (i) redeemed by the Corporation pursuant to the provisions of this Section 3, (ii) purchased and delivered in satisfaction of any sinking fund requirements provided for shares of any series of Serial Preferred Shares, (iii) converted in accordance with the express terms of any such series, or (iv) otherwise acquired by the Corporation, shall resume the status of authorized and unissued Serial Preferred Shares without serial designation.

SECTION 4. Liquidation.
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           (a) The holders of Serial Preferred Shares of any series shall, in case of liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of Common Shares or any other shares ranking junior to the Serial Preferred Shares, the amounts fixed with respect to shares of such series in accordance with Section 1 of these Express Terms of Serial Preferred Shares, plus an amount equal to (i) all then unpaid dividends upon such shares payable on all dividend payment dates for such series occurring on or prior to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up, plus (ii) if such date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day following the most recent such dividend payment date through such date of payment of the amount due pursuant to such liquidation, dissolution or winding
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up. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Serial Preferred Shares of the full preferential amount to which they are respectively entitled, then such assets shall be distributed ratably upon outstanding Serial Preferred Shares and any other class of shares, or series thereof, on a parity with the Serial Preferred Shares in proportion to the full preferential amount to which each such share is entitled.

           After payment to holders of Serial Preferred Shares of the full preferential amounts as aforesaid, holders of Serial Preferred Shares as such shall have no right or claim to any of the remaining assets of the Corporation.

           (b) The merger or consolidation of the Corporation with or into any other corporation, or the merger of any other corporation into it, or the sale, lease, or conveyance of all or substantially all the property or business of the Corporation shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section 4.

SECTION 5. Voting Rights.
           -------------

           (a) The holders of Serial Preferred Shares shall be entitled to one vote for each Serial Preferred Share held by them, respectively, on each matter properly submitted to shareholders for their vote, consent, waiver, release or other action; and, except as otherwise provided in this Section 5 or required by law, the holders of Serial Preferred Shares and holders of Common Shares shall vote together as one class on all matters.

           (b) The affirmative vote or consent of the holders of at least a majority of the then outstanding Serial Preferred Shares, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote or consent):

           (i) Any amendment, alteration or repeal of any of the provisions of these articles of incorporation or the regulations of the Corporation which would be substantially prejudicial to the voting powers, rights or preferences of the holders of Serial Preferred Shares; provided, however, that for the purpose of this clause (i) only, neither the amendment of these articles of incorporation to authorize or to increase the authorized or outstanding number of shares of any class ranking junior to the Serial Preferred Shares, nor the amendment of the regulations so as to change the number of directors of the Corporation shall be deemed to be substantially prejudicial to the voting powers, rights or preferences of the holders of Serial Preferred Shares; and provided further that if such amendment, alteration or repeal would be substantially prejudicial to the rights or preferences of one or more but not all then outstanding series of Serial Preferred Shares, only the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the series so affected shall be required;
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           (ii)  The authorization of, or the increase in the authorized number of, any shares of any class ranking prior to or on a parity with the Serial Preferred Shares;

           (iii) The purchase or redemption for sinking fund purposes or otherwise of less than all of the then outstanding Serial Preferred Shares except in accordance with a purchase offer made to all holders of record of Serial Preferred Shares, unless all dividends on all Serial Preferred Shares then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with; or

           (iv)  An increase in the authorized number of Serial Preferred
     Shares.

SECTION 6. Preemptive Rights.
           -----------------

           No holder of Serial Preferred Shares shall be entitled as such as a matter of right to subscribe for or purchase any part of any issue of shares of the Corporation, of any class whatsoever, or any part of any issue of securities convertible into shares of the Corporation, of any class whatsoever, and whether issued for cash, property, services or otherwise.

SECTION 7. Definitions.
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               For the purposes of these Express Terms of Serial Preferred
Shares:

           (a) Whenever reference is made to shares "ranking prior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distribution in the event of a liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares.

           (b) Whenever reference is made to shares "on a parity with the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation rank on an equality with the rights of the holders of Serial Preferred Shares.

           (c) Whenever reference is made to shares "ranking junior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation are junior or subordinate to the rights of the holders of Serial Preferred Shares.
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SECTION 8. Series A Preferred Shares.
           -------------------------

           (a) Of the 3,000,000 Serial Preferred Shares without par value, 1,000,000 shall be Series A Preferred Shares. Series A Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Shares. The express terms of Series A Preferred Shares, in addition to those set forth in Sections 1 through 7 of this Article Fourth, shall be as hereinafter set forth in this Section 8.

           (b) The holders of Series A Preferred Shares shall be entitled to receive, out of any funds legally available and when and as declared by the Board of Directors, dividends and other distributions of the same kind as, but at a rate equal to one hundred (100) times the amount per share of, the dividends or other distributions received by the holders of Common Shares, subject to the provision for adjustment hereinafter set forth. The record date and payment date of the dividends and other distributions payable to the holders of the Series A Preferred Shares shall be the same as the record date and the payment date of the dividends and other distributions payable to the holders of the Common Shares. Dividends on the Series A Preferred Shares shall not accrue or be cumulative. In the event the Corporation at any time declares or pays any dividend on the Common Shares payable in Common Shares, or effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount of dividends payable to holders of the Series A Preferred Shares under this paragraph (b) shall be adjusted by multiplying the amount to which such holders were entitled immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.

           (c) The outstanding Series A Preferred Shares shall not be redeemable.

           (d) The holders of Series A Preferred Shares shall, in case of liquidation, dissolution, or winding up of the affairs of the Corporation, be entitled to receive in full, out of the assets of the Corporation, including its capital, an amount equal to one hundred (100) times the amount to be distributed per share to holders of Common Shares, subject to the provision for adjustment hereinafter set forth. In the event the Corporation at any time declares or pays any dividend on the Common Shares payable in Common Shares, or effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to be distributed to holders of the Series A Preferred Shares under this paragraph (d) shall be adjusted by multiplying amount to which such holders were entitled immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event. Except as set forth above, the holders of Series A Preferred Shares shall have the same rights and shall be treated in the same manner with respect to any liquidation, dissolution or winding up as holders of Common Shares.
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           (e) In the event that the Corporation enters into any
consolidation, merger, combination or other stock transaction in which the Common Shares are exchanged for or changed into other stock (and other securities and assets, if any), then in any such case each Series A Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred (100) times the aggregate amount of stock (and other securities and assets, if any), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation at any time declares or pays any dividend on the Common Shares payable in Common Shares, or effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to be distributed to holders of the Series A Preferred Shares under this paragraph (e) shall be adjusted by multiplying amount to which such holders were entitled immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.

           FIFTH.   The Corporation, by action of its directors, and
without action of its shareholders, may purchase its own shares, of any class, in accordance with the provisions of Chapter 1701 of the Ohio Revised Code. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation, of any class, and at such prices as the directors shall from time to time determine.

           SIXTH.    A director or officer of the Corporation shall not be
disqualified by his office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent, or otherwise, nor shall any contract or transaction be void or voidable with respect to the Corporation for the reason that it is between the Corporation and one or more of its directors or officers, or between the Corporation and any other person in which one or more of its directors or officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participate in or vote at the meeting of the directors or a committee thereof that authorizes such contract or transaction, if in any such case (a) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the directors or the committee and the directors or committee, in good faith reasonably justified by such facts, authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors constitute less than a quorum; or (b) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract or transaction; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders.

           SEVENTH.   Notwithstanding any provision in Chapter 1701 of the
Ohio Revised Code requiring for any purpose the vote, consent, waiver, or release of the holders of a designated proportion (but less than all) of the voting shares or power of the Corporation, the vote, consent,
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waiver, or release of the holders of a majority of the voting shares of the
Corporation regardless of class shall be sufficient to constitute the required authorization or approval for any such purpose. In the event that any provision of these articles of incorporation, the regulations of the Corporation, or law requires for any purpose the vote, consent, waiver, or release of the holders of a designated proportion (but less than all) of the shares of the Corporation of any particular class or classes acting separately as a class, the vote, consent, waiver, or release of the holders of a majority of the shares of such class or of each such classes, as the case may be, shall be sufficient to constitute the required authorization or approval for any such purpose, notwithstanding any contrary provision of Chapter 1701 of the Ohio Revised Code.

           EIGHTH.   No holder of shares of the Corporation, of any class,
as such, shall have any pre-emptive right to purchase or subscribe for shares of the Corporation, of any class, or other securities of the Corporation, of any class, whether now or hereafter authorized.

           NINTH.    These 1992 Amended Articles of Incorporation supersede the
1991 Amended Articles of Incorporation of the Corporation, as heretofore amended.

           TENTH.    Section 1701.831 of the Ohio Revised Code shall not apply
to control share acquisitions of shares of the corporation. Notwithstanding anything to the contrary in these Articles of Incorporation, to amend or add to or repeal this Article TENTH shall require the affirmative vote at a meeting of holders of shares entitled to exercise 75% of the voting power on such proposal, unless such action is recommended by two-thirds of the members of the Board of Directors.